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                                                                    Exhibit 23.6

                          [Arthur Andersen Letterhead]



Consent of Independent Public Accountants


As independent public accounts, we hereby consent to the use of our report and to all references to our firm, included in, or made a part, of this registration statement.


/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP


Los Angeles, California
August 31, 2000